Exhibit 99.1

Press Release

For further information:

Charles R. Carelli

Chief Financial Officer

EXACT Sciences Corporation

P: (508) 683-1275

E: ccarelli@exactsciences.com

EXACT SCIENCES ANNOUNCES FIRST QUARTER 2008 RESULTS

Marlborough, MA — (May 5, 2008) - EXACT Sciences Corporation (NASDAQ: EXAS) announced today financial results for the first quarter ended March 31, 2008.

Total revenues for the first quarter of 2008 were $0.1 million, compared to total revenues of $1.2 million for the first quarter of 2007.  These revenues primarily reflect amortization of upfront license fees paid by Laboratory Corporation of America® Holdings (LabCorp®) and, to a lesser extent, royalties on LabCorp’s sales of PreGen-Plus, LabCorp’s colon cancer testing service.

Total revenues decreased in the quarter ended March 31, 2008, when compared to the first quarter of 2007, primarily as a result of a reduction in non-cash license fee amortization revenue of $0.8 million in the quarter ended March 31, 2008, as compared to the first quarter of 2007.  This decrease was the result of the June 2007 amendment to the Company’s license agreement with LabCorp, which extended the exclusive period under the license agreement from August 2008 to December 2010.  As a result of this extension, the remaining unamortized up-front license fees that LabCorp previously paid to EXACT are now being recognized over a longer period of time, resulting in lower non-cash license fee amortization as compared to prior periods.

In addition, the Company recorded a reduction in product royalty revenue of $0.3 million in the quarter ended March 31, 2008, related to a third-party royalty reimbursement obligation to LabCorp.  This royalty reduction was recorded in connection with the June 2007 amendment to the license agreement with LabCorp and resulted in negative product royalty revenue for the first quarter of 2008.  The Company’s obligation to pay LabCorp under this provision is based on LabCorp’s sales volumes of PreGen-Plus during three measurement periods over the exclusive license period, which ends in December 2010.  A significant increase in PreGen-Plus test sales volumes during any of the measurement periods could reduce the Company’s obligation related to that period, while test volumes consistent with historical PreGen-Plus sales levels would result in aggregate payments to LabCorp of up to $3.5 million over the remaining exclusive license period.  Based on sales volumes that the Company anticipates in light of the current regulatory and reimbursement status of its technology, as of March 31, 2008, the Company had accrued the total potential $1.5 million obligation related to the first measurement period, which ends in December 2008.

Operating expenses decreased to $2.7 million for the quarter ended March 31, 2008, as compared to $3.3 million for the first quarter of 2007.  This decrease was primarily the result of lower research and development expenses, as well as lower sales and marketing expenses following the elimination of the Company’s sales and marketing functions during the third quarter of 2007.  This decrease was partially offset by an increase in general and administrative expenses resulting from increased activity in connection with the Company’s ongoing reimbursement and regulatory efforts.

Net loss for the quarter ended March 31, 2008, was $2.5 million, or $0.09 per share, compared to $1.9 million, or $0.07 per share for the quarter ended March 31, 2007.

“With DNA screening now included in the American Cancer Society’s screening guidelines for colorectal cancer, maintaining our focus on the regulatory clearance and commercial launch of our more advanced Version 2 technology remains of paramount importance,” said Jeffrey R. Luber, President and CEO of EXACT Sciences.  “Toward this end, we believe that we have reached agreement with the Food and Drug Administration (FDA) to seek approval of only our Version 2 technology, instead of having to pursue clearance for both our Version 1 and Version 2 technologies.  Accordingly, in April 2008, we submitted a pre-IDE study protocol to the FDA for a de novo 510(k) filing for our Version 2 technology and we have scheduled a meeting with the FDA in the coming weeks to discuss our submission.  Obtaining Version 2 clearance as quickly as possible is a major priority for us, especially as we work toward the launch of what we believe is clearly a better test.”

For the quarter ended March 31, 2008, 314 PreGen-Plus tests were accessioned by LabCorp, compared to 378 and 542 for the quarters ended December 31, 2007, and March 31, 2007, respectively.  As of March 31, 2008, the Company had approximately $9.5 million in unrestricted cash, cash equivalents and marketable securities.

First Quarter 2008 Conference Call

EXACT Sciences will host a conference call to discuss its first quarter 2008 financial and operating results, its FDA plans and current regulatory status, expectations regarding the current Version 1 offering, and current business outlook on Tuesday, May 6, 2008, at 8:30 a.m. ET.  A live web cast of the conference call can be accessed at EXACT Sciences’ web site, www.exactsciences.com, through the Investor Relations link.  The conference call and the web cast are open to all interested parties.  An archived version of the web cast will be available at www.exactsciences.com, through the Investor Relations link, for one month.  A replay of the conference call also will be available for 48 hours, beginning two hours after the completion of the live call.

Information for the call is as follows:

Domestic callers:  866-770-7120

International callers:  617-213-8065

Participant passcode:  64365614

The conference call replay information is as follows:

Domestic callers:  888-286-8010

International callers:  617-801-6888

Participant passcode:  68431698

About EXACT Sciences Corporation

EXACT Sciences Corporation uses applied genomics to develop effective, patient-friendly screening technologies for use in the detection of cancer.  Certain of its technologies have been licensed to Laboratory Corporation of America® Holdings (LabCorp®) for a stool-based DNA (sDNA) assay developed by LabCorp for colorectal cancer screening in the average-risk population and marketed by LabCorp under the name PreGen-Plus™.  EXACT Sciences’ sDNA technology is included in the colorectal cancer screening guidelines of the American Cancer Society and the U.S. Multi-Society Task Force on Colorectal Cancer (a group comprised of representatives from the American College of Gastroenterology, American Gastroenterological Association, and American Society for Gastrointestinal Endoscopy), and the American College of Radiology.  EXACT Sciences believes its genomics-based technologies will help enable earlier detection of colorectal cancer so that more people can be effectively treated.  PreGen-Plus, the non-invasive colorectal cancer screening testing service offered by LabCorp, has not been approved or cleared by the U.S. Food & Drug Administration.  EXACT Sciences is based in Marlborough, Mass.

Certain statements made in this press release that are not based on historical information are express or implied forward-looking statements relating to, among other things, EXACT Sciences’ expectations concerning, among other things, the adoption of its technologies, its regulatory efforts and its business prospects and plans.  These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond EXACT Sciences’ control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things, the clinical performance and market acceptance of its technologies; the reproducibility of its research results in subsequent studies and in clinical practice; sufficient investment in the sales and marketing of its technologies; the success of its strategic relationship with LabCorp; EXACT Sciences’ and LabCorp’s ability to license certain technologies or obtain raw materials for commercialization of its technologies; the ability to convince Medicare and other third-party payors to provide adequate reimbursement for EXACT Sciences’ technologies; the ability to convince medical practitioners to order tests using EXACT Sciences’ technologies; the ability to increase the performance of the PreGen-Plus test; the ability of EXACT Sciences or LabCorp to lower the cost of the PreGen-Plus test through automating and simplifying key operational processes; the number of people who decide to be screened for colorectal cancer using EXACT Sciences’ technologies; competition; the ability to comply with federal and state statutes and regulations relating to EXACT Sciences’ products and services, including FDA requirements, the U.S. Department of Transportation and the Clinical Laboratory Improvement Amendments; the ability to protect EXACT Sciences’ intellectual property and the cost of enforcing or defending EXACT Sciences in litigation relating to intellectual property rights; the possibility that other companies will develop and market novel or improved methods for detecting colorectal cancer; and the ability to raise additional capital on acceptable terms or otherwise consummate a strategic transaction. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. EXACT Sciences undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional disclosure regarding these and other risks faced by EXACT Sciences, see the disclosure contained in EXACT Sciences’ public filings with the Securities and Exchange Commission including, without limitation, its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q filed with the SEC.

(tables follow)

EXACT SCIENCES CORPORATION

Selected Unaudited Financial Information

Condensed Consolidated Statements of Operation Data

	Three Months Ended
	March 31,
In thousands, except per share data	2008	2007
Revenue:
Product royalty fees	$(292)	$26
License fees	338	1,091
Product	5	53
	51	1,170
Gross profit (loss):
Product royalty fees	(293)	24
License fees	338	1,091
Product	5	53
	50	1,168

Operating Expenses:
Research and development (1)	859	1,277
General and administrative (1)	1,835	1,648
Sales and marketing (1)	—	389
Restructuring	(2)	33
	2,692	3,347

Loss from operations	(2,642)	(2,179)

Interest income	124	259

Net loss	$(2,518)	$(1,920)

Net loss per share - basic and diluted	$(0.09)	$(0.07)

Weighted average common shares outstanding - basic and diluted	27,145	26,790

(1) Non-cash stock-based compensation expense

included in these amounts are as follows:

Research and development	$44	$74
General and administrative	257	249
Sales and marketing	—	85

EXACT SCIENCES CORPORATION

Condensed Consolidated Unaudited Balance Sheet Data

(In thousands)

	March 31,	December 31,
	2008	2007
Assets
Unrestricted cash and cash equivalents	$3,999	$4,486
Short-term investments	5,488	8,101
Prepaid expenses	453	275
Property and equipment, net	542	601
Patent costs, net of accumulated amortization	452	432
Restricted cash	700	700
Total assets	$11,634	$14,595

Liabilities and stockholders’ equity
Total current liabilities	$5,230	$5,606
Deferred licensing fees, less current portion	2,363	2,701
Total stockholders’ equity	4,041	6,288
Total liabilities and stockholders’ equity	$11,634	$14,595

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, and the Company’s subsequent reports on Form 10-Q.

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